Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

Devon Energy Reports Third-Quarter 2022 Financial and Operational Results

OKLAHOMA CITY – Nov. 1, 2022 – Devon Energy Corp. (NYSE: DVN) today reported financial and operational results for the third-quarter 2022. Supplemental financial tables and forward-looking guidance are available on the company’s website at www.devonenergy.com.

KEY FINANCIAL AND OPERATIONAL HIGHLIGHTS

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Fixed-plus-variable dividend increased 61 percent year over year to $1.35 per share
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Share-repurchase program on track to decrease share count by 5 percent
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Operating cash flow increased 32 percent year over year to $2.1 billion
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Disciplined maintenance capital program resulted in free cash flow expanding to $1.5 billion
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Delaware Basin drove operating results that were favorable to guidance on production and capital
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Accretive bolt-on acquisitions enhance financial and operating outlook for the fourth quarter of 2022

CEO PERSPECTIVE

“Devon’s third-quarter performance demonstrated the flexibility of our cash-return business model to create value for shareholders in multiple ways,” said Rick Muncrief, president and CEO.

“Foundational to our success was the team’s consistent execution of our disciplined plan. This was once again demonstrated by strong well productivity and efficiency gains that drove volumes above the high end of guidance with a capital spend that was below forecast.

“Importantly, our strong operating performance resulted in another quarter of impressive financial results that allowed us to reward shareholders with a 61 percent increase in the dividend payout and our ongoing stock buyback program continued to compound per-share growth.

“We also took important steps to opportunistically strengthen the quality and depth of our asset portfolio by closing on two highly accretive bolt-on acquisitions that further enhance our ability to deliver sustainable long-term results.

“As a result of the immediate value these acquisitions create, we are revising our financial and operational outlook higher for the fourth quarter,” Muncrief commented. “This updated outlook increases production targets, raises free cash flow projections and enhances our ability to deliver differentiated cash returns to shareholders.”

FINANCIAL RESULTS

Devon reported net earnings of $1.9 billion, or $2.88 per diluted share, in the third quarter of 2022. Adjusting for items analysts typically exclude from estimates, the company’s core earnings were $1.4 billion, or $2.18 per diluted share.

Operating cash flow totaled $2.1 billion in the quarter, a 32 percent increase versus the year-ago period. With capital reinvestment rates at 33 percent of cash flow, Devon generated $1.5 billion of free cash flow in the quarter.

During the third quarter, the company closed on acquisitions in the Williston Basin and Eagle Ford for $2.5 billion. After funding these acquisitions with cash, Devon exited September with cash balances of $1.3 billion and strong investment-grade credit ratings.

RETURN OF CAPITAL

Based on the third-quarter financial performance, Devon declared a fixed-plus-variable dividend of $1.35 per share, an increase of 61 percent from the third quarter of 2021. This dividend payout represents an annualized yield of 7 percent based on the company’s share price as of Oct. 28, 2022.

Devon also returned capital to shareholders through the ongoing execution of its $2.0 billion share-repurchase authorization. To date, the company has repurchased 25.2 million shares since the commencement of the program, at a total cost of $1.3 billion. With this repurchase program, Devon is on track to decrease its outstanding share count by 5 percent.

OPERATING RESULTS

Production for the third quarter averaged 614,000 oil-equivalent barrels (Boe) per day, exceeding guidance by 2 percent. This performance was driven by the company’s Delaware Basin asset that accounted for nearly 70 percent of total production.

Devon’s upstream program in the quarter averaged 21 operated drilling rigs and 103 gross operated wells were placed online. Total capital spending was $688 million in the third quarter, or 4 percent below guidance. This positive variance was attributable to efficiency gains and effective supply chain management across the asset portfolio.

Production costs, including taxes, averaged $12.99 per Boe in the quarter. This low-cost structure, coupled with exposure to higher-value production, expanded field-level cash margins by 40 percent year-over-year to $51.90 per Boe.

Depreciation, depletion and amortization (DD&A) totaled $10.28 per Boe, a 10 percent increase from the prior quarter. The change was driven by management and cost center streamlining efforts.

The company’s administrative and interest costs improved by 10 percent year-over-year. The reduction in overhead was achieved through the capture of merger-related efficiencies and reduced financing expense.

ASSET-LEVEL HIGHLIGHTS

Delaware Basin: Production averaged 421,000 Boe per day (50 percent oil). During the quarter, Devon brought online 59 gross wells diversified across 7 targeted landing zones within the Avalon, Bone Spring and Wolfcamp formations. The average lateral length for the wells completed during the quarter was 10,900 feet.

Capital activity was headlined by the CDU 604H, which was the company’s first test of the Wolfcamp B interval within Devon’s Cotton Draw area in southern Eddy County. This 3-mile lateral well delivered initial rates that exceeded 6,500 Boe per day and estimated recoveries are on track to reach 3 million Boe over the life of the well. This successful test adds to the depth and quality of the company’s Wolfcamp inventory in the area.

For the remainder of 2022, Devon plans to operate 16 rigs and 3 completion crews across its 400,000 net acres and the company remains on track to bring online approximately 215 new wells for the year.

Anadarko Basin: Production increased by 4 percent from the previous quarter to an average of 77,000 Boe per day (83 percent gas and NGLs). Devon brought online 13 wells in the quarter that were supported by a $100 million drilling carry with Dow. The carry-enhanced activity was highlighted by the Otto development in Canadian County. This 5-well project co-developed the Meramec and Woodford formations, averaging 30-day rates of more than 2,700 Boe per day.

In the fourth quarter, Devon plans to operate an average of 4 rigs and 1 completion crew on its 300,000 net acre position in the basin. This capital program is expected to bring online approximately 25 wells in the upcoming quarter.

Williston Basin: Production averaged 55,000 Boe per day (65 percent oil), a 22 percent increase compared to the previous quarter. This volume growth was driven by closing the RimRock acquisition on July 21, 2022, and the commencement of 10 gross wells to production from the company’s legacy position in the basin.

Devon plans to operate 2 rigs and bring online more than 10 gross wells in the fourth quarter across its 123,000 net acre position.

Eagle Ford: Production averaged 39,000 Boe per day (49 percent oil). At the end of September, Devon closed on its acquisition of Validus Energy. This accretive transaction valued at approximately 2-times cash flow enhances the company’s operational scale in the core of the Karnes Trough oil window and adds 35,000 Boe per day of high-margin production.

In the upcoming quarter, Devon plans to run 4 rigs and 1 completion crew across its 82,000 net acres. This capital program is expected to bring online greater than 20 wells in the fourth quarter.

Powder River Basin: Production averaged 18,000 Boe per day (71% oil). Capital activity in the quarter was focused on progressing the appraisal of the Niobrara oil play in Converse County. The top highlight was the SSU MLT 26-14, a 3-mile lateral project, that successfully tested the commerciality of at least 3 Niobrara wells per drilling unit. Initial flow rates from the project exceeded pre-drill expectations by 20 percent, with 30-day rates reaching 1,400 Boe per day, of which 86 percent was oil.

For the remainder of the year, Devon plans to run one operated rig and drill approximately 5 new wells across the company’s 300,000 net acre position.

UPDATED OUTLOOK

Due to the impact of acquisitions, Devon is revising its production forecast higher in the fourth quarter to a range of 640,000 to 660,000 Boe per day, a 6 percent increase compared to the year-ago quarter. This fourth-quarter volume growth will be driven by 35,000 Boe per day of incremental production from the company’s Eagle Ford acquisition.

The company also adjusted the midpoint of its upstream capital outlook to $835 million for the upcoming quarter. This guidance incorporates $120 million of incremental capital requirements related to recent bolt-on acquisitions in the Eagle Ford and Williston Basin.

Details of Devon’s forward-looking guidance are available on the company’s website at www.devonenergy.com.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s detailed earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s third-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on Wednesday, November 2, 2022, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a premier multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contacts Media Contact
Scott Coody, 405-552-4735 Lisa Adams, 405-228-1732
Chris Carr, 405-228-2496

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in the related Form 10-Q filed with the SEC.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices; risks relating to the COVID-19 pandemic or other future pandemics; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to federal lands and environmental matters; risks related to climate change; the uncertainties, costs and risks involved in our operations, including as a result of employee misconduct; risks related to our hedging activities; counterparty credit risks; risks relating to our indebtedness; cyberattack risks; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production; the extent to which insurance covers any losses we may experience; competition for assets, materials, people and capital; risks related to investors attempting to effect change; our ability to successfully complete mergers, acquisitions and divestitures; our ability to pay dividends and make share repurchases; and any of the other risks and uncertainties discussed in Devon’s 2021 Annual Report on Form 10-K (the “2021 Form 10-K”) or other SEC filings.

The forward-looking statements included in this press release speak only as of the date of this press release, represent management’s current reasonable expectations as of the date of this press release and are subject to the risks and uncertainties identified above as well as those described in the 2021 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2021 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.